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EXHIBIT 10.1

EXECUTION COPY

AMENDMENT NO. 7

        AMENDMENT NO. 7 (this "Amendment"), dated as of April 29, 2002, among the following:

          (a)  VTR GLOBALCOM S.A. (formerly known as VTR Hipercable S.A.), a Chilean corporation (the "Company"),

          (b)  the subsidiaries of the Company listed on the signature pages hereto (the "Subsidiary Guarantors"),

          (c)  TORONTO DOMINION (TEXAS), INC., as agent for the lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent"), and

          (d)  each of the lenders party to the Credit Agreement (the "Lenders").

        The Company, the Subsidiary Guarantors, the Administrative Agent and the Lenders are parties to a Credit Agreement, dated as of April 29, 1999 (as amended and in effect immediately prior to the date hereof, the "Credit Agreement"). The parties hereto wish to enter into this Amendment to modify certain provisions of the Credit Agreement. Accordingly, the parties hereto hereby agree as follows:

        Section 1.    Definitions.    Except as otherwise defined in this Amendment, terms used but not defined herein have the respective meanings given to them in the Credit Agreement.

        Section 2.    Amendments.    Subject to the satisfaction of the conditions precedent specified in Section 3 below, the Credit Agreement shall be amended as follows, effective as of the date hereof:

        2.01.    New Definitions.    Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical location:

          'Conversion Contributions' shall mean Post-Closing Equity, the proceeds of which are used solely to repay outstanding Closing Date Debt and/or Post-Closing Debt."

          'May 2002 Equity Contribution' shall have the meaning given to that term in Section 3(h) of Amendment No. 7 hereto."

          'Post-Closing Debt Pledge' shall mean a Chilean public deed constituting an Acknowledgment of Debt, Mandate and Pledge on Credits, among each holder of any Post-Closing Debt and any Closing Date Debt, the Company and Administrative Agent, substantially in the form of Exhibit D to Amendment No. 7 hereto, which creates a Lien upon all right, title and interest of such holder in and to all Post-Closing Debt and all Closing Date Debt."

        2.02.    Amended Definitions.    The following definitions in Section 1.01 of the Credit Agreement are hereby amended in their entirety to read as follows:

          'Applicable Margin' shall mean the following respective interest rates per annum during the following respective periods:

Period	Applicable Margin
April 29, 2002 through December 31, 2002	5.50%
January 1, 2003 and thereafter	6.50%

  provided that (a) for any day on which there is a balance in the Collateral Account (but only so long as such balance is not subject to any Lien other than a Lien arising under the Cash Collateral Agreement), the "Applicable Margin" for such day for a principal amount of the Loans equal to the balance of the Collateral Account on such day (applied ratably among the Loans of the

  Lenders) shall be equal to 0.75% per annum, and (b) the "Applicable Margin" is subject to increase as provided in Section 9.27(b) hereof."

          'Cash Collateral Agreement' shall mean a Cash Collateral Agreement among the Administrative Agent, The Toronto-Dominion Bank and ULA, substantially in the form of Exhibit A to Amendment No. 7 hereto, as the same shall be modified and supplemented and in effect from time to time."

          'Pre-funded VTR Stock Option Obligations' shall mean, for any period, the aggregate amount of all contingent obligations accrued during such period in respect of the VTR Stock Option Plan, but only to the extent that:

            (a)  prior to the effective date of Amendment No. 7 hereto, the Company shall have received, and deposited into the SOP Escrow Account, a Post-Closing Contribution in an amount equal to the liability that the Company will accrue (in accordance with generally accepted accounting principles in Chile) for the first and second fiscal quarters of 2002 in respect of the VTR Stock Option Plan,

            (b)  prior to July 1, 2002, the Company shall have received, and deposited into the SOP Escrow Account, a Post-Closing Contribution in an amount equal to the liability that the Company will accrue (in accordance with generally accepted accounting principles in Chile) in the third fiscal quarter of 2002 in respect of the VTR Stock Option Plan, and

            (c)  prior to October 1, 2002, the Company shall have received, and deposited into the SOP Escrow Account, a Post-Closing Contribution in an amount equal to the liability that the Company will accrue (in accordance with generally accepted accounting principles in Chile) for the fourth fiscal quarter of 2002 in respect of the VTR Stock Option Plan."

          'Principal Payment Date' shall mean April 29, 2003."

          'Security Documents' shall mean, collectively, each Agreement to Grant a Pledge Without Conveyance, the Commercial Pledge Agreement, each Real Property Mortgage, each Pledge Without Conveyance, the Stock Pledge Agreement, each Conditional Assignment, the Cash Collateral Agreement and the Post Closing Debt Pledge."

          'Senior Debt to EBITDA Ratio' shall mean, as at any date, the ratio of the following:

            (a)  for any of the following dates:

                (i)  March 31, 2002, the aggregate amount of Senior Debt on such date, minus the amount of the prepayment of the Loans made pursuant to Section 3(h) of Amendment No. 7 hereto,

              (ii)  June 30, 2002 and September 30, 2002, the aggregate amount of Senior Debt on such respective dates, minus the balance of the Collateral Account on such respective dates,

              (iii)  December 31, 2002 and any date thereafter, the aggregate amount of Senior Debt on such date, plus the maximum amount of contingent obligations in respect of the VTR Stock Option Plan (determined in accordance with GAAP) existing on such date (without regard to whether or not any of such obligations are Pre-funded VTR Stock Option Obligations), minus the balance of the Collateral Account on such date, to

            (b)  the product of (x) EBITDA for the two consecutive fiscal quarters ending on, or most recently ended prior to, such date times (y) two."

          'Total Debt to EBITDA Ratio' shall mean, as at any date, the ratio of the following:

            (a)  for any of the following dates:

                (i)  March 31, 2002, the aggregate amount of all Indebtedness of the Company and its Subsidiaries on such date (other than any Closing Date Debt and any Post-Closing Debt), minus the amount of the prepayment of the Loans made pursuant to Section 3(h) of Amendment No. 7 hereto,

              (ii)  June 30, 2002 and September 30, 2002, the aggregate amount of all Indebtedness of the Company and its Subsidiaries on such respective dates (other than any Closing Date Debt and any Post-Closing Debt), minus the balance of the Collateral Account on such respective dates,

              (iii)  December 31, 2002 and any date thereafter, the aggregate amount of all Indebtedness of the Company and its Subsidiaries on such date (other than any Closing Date Debt and any Post-Closing Debt), plus the maximum amount of contingent obligations in respect of the VTR Stock Option Plan (determined in accordance with GAAP) existing on such date (without regard to whether or not any of such obligations are Pre-funded VTR Stock Option Obligations), minus the balance of the Collateral Account on such date, to

            (b)  the product of (x) EBITDA for the two consecutive fiscal quarters ending on, or most recently ended prior to, such date times (y) two."

        2.03.    Mandatory Prepayments.

        (a)  Section 2.09 of the Credit Agreement is hereby amended by replacing clause (e) thereof with the following:

          "(e) November 30, 2002 Prepayment. On or prior to November 30, 2002, the Company shall prepay the Loans in an aggregate amount such that, after giving effect to such prepayment, the aggregate principal amount of the Loans is equal to or less than U.S.$144,000,000."

        (b)  Section 2.09 of the Credit Agreement is hereby amended by inserting the following new clause (f):

          "(f) January 31, 2003 Prepayment. On or prior to January 31, 2003, the Company shall prepay the Loans in an aggregate amount such that, after giving effect to such prepayment, the aggregate principal amount of the Loans is equal to or less than U.S.$138,000,000."

        2.04.    Capital Expenditures.    Section 9.10 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "9.10 Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures by the Company and its Subsidiaries to exceed the following:

            (a)  for the fiscal year ending December 31, 2002, the sum of the following:

              (w)  U.S.$11,000,000 representing Post-Closing Contributions made in December 2001, plus

              (x)  U.S.$50,000,000 (but only to the extent that, on each day during such year, the aggregate amount of payments made in respect of Capital Expenditures made pursuant to this clause (a) (x) during the period commencing on January 1, 2002 and ending on such day does not exceed the aggregate amount of proceeds received by the Company during such period from the incurrence of Post-Closing Contributions (other than SOP Post-Closing Contributions, Conversion Contributions, the May 2002 Equity Contribution

      and, unless the Majority Lenders otherwise agree, any other Post-Closing Contribution the proceeds of which are used to repay Loans)), plus

              (y)  U.S.$12,000,000 (but only if the aggregate amount of proceeds received by the Company during such period from the incurrence of Post-Closing Contributions (other than SOP Post-Closing Contributions, Conversion Contributions, the May 2002 Equity Contribution and, unless the Majority Lenders otherwise agree, any other Post-Closing Contribution the proceeds of which are used to repay Loans) is equal to or greater than U.S.$50,000,000 (which amount includes, and is not in addition to, the $50,000,000 requirement set forth in clause (x) above)), plus

              (z)  an amount equal to the aggregate proceeds received by the Company during 2002 from the incurrence of Post-Closing Contributions (other than SOP Post-Closing Contributions, Conversion Contributions, the May 2002 Equity Contribution and, unless the Majority Lenders otherwise agree, any other Post-Closing Contribution the proceeds of which are used to repay Loans), but only to the extent that (i) such proceeds exceed U.S.$50,000,000, and (ii) on each day during such year, the aggregate amount of payments made in respect of Capital Expenditures made pursuant to this Section 9.10(a)(z) during the period commencing on January 1, 2002 and ending on such day does not exceed the aggregate amount of proceeds in excess of U.S.$50,000,000 received by the Company during such period from the incurrence of Post-Closing Contributions (other than SOP Post-Closing Contributions, Conversion Contributions, the May 2002 Equity Contribution and, unless the Majority Lenders otherwise agree, any other Post-Closing Contribution the proceeds of which are used to repay Loans); and

            (b)  for the fiscal year ending December 31, 2003, an amount equal to the aggregate proceeds received by the Company during 2003 from the incurrence of Post-Closing Contributions (other than SOP Post-Closing Contributions, Conversion Contributions, the May 2002 Equity Contribution and, unless the Majority Lenders otherwise agree, any other Post-Closing Contribution the proceeds of which are used to repay Loans), but only to the extent that, on each day during such year, the aggregate amount of payments made in respect of Capital Expenditures made during the period commencing on January 1, 2003 and ending on such day does not exceed an amount equal to 150% of the aggregate amount of proceeds received during such period from the incurrence of Post-Closing Contributions (other than SOP Post-Closing Contributions, Conversion Contributions, the May 2002 Equity Contribution and, unless the Majority Lenders otherwise agree, any other Post-Closing Contribution the proceeds of which are used to repay Loans)."

        2.05.    Total Debt to EBITDA Ratio.    Section 9.11 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "9.11 Total Debt to EBITDA Ratio. The Company will not permit the Total Debt to EBITDA Ratio, as at the last day of any fiscal quarter of the Company, to exceed the ratio set forth below opposite the period in which such day occurs:

Period	Ratio
January 1, 2002 to March 31, 2002	5.00 to 1
April 1, 2002 to June 30, 2002	4.50 to 1
July 1, 2002 to September 30, 2002	.00 to 1
October 1, 2002 and all periods thereafter	3.50 to 1	"

        2.06.    Limitation on Certain Principal Payments.    Section 9.12 of the Credit Agreement is hereby amended by adding the following at the end thereof:

  "and nothing in this Section 9.12 shall prohibit the Company from repaying Closing Date Debt and Post-Closing Debt with the proceeds of Conversion Contributions."

        2.07.    Senior Debt to EBITDA Ratio.    Section 9.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "9.13 Senior Debt to EBITDA Ratio. The Company will not permit the Senior Debt to EBITDA Ratio, as at the last day of any fiscal quarter of the Company, to exceed the ratio set forth below opposite the period in which such day occurs:

Period	Ratio
January 1, 2002 to June 30, 2002	4.50 to 1
July 1, 2002 to September 30, 2002	4.00 to 1
October 1, 2002 and all periods thereafter	3.50 to 1	"

        2.08.    Interest Coverage Ratio.    Section 9.14 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "9.14 Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio, as at the last day of any fiscal quarter of the Company, to be less than the ratio set forth below opposite the period in which such day occurs:

Period	Ratio
January 1, 2002 to March 31, 2002	1.50 to 1
April 1, 2002 to June 30, 2002	2.40 to 1
July 1, 2002 to September 30, 2002	3.00 to 1
October 1, 2002 and all periods thereafter	3.50 to 1	"

        2.09.    Minimum Telephony Revenue.    Section 9.20 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "9.20 Minimum Telephony Revenue. The Company will not permit the aggregate amount of Telephony Revenue, as at any date set below, to be less than amounts set forth below opposite such date:

Date	Amount
March 31, 2002	U.S.$40,000,000
June 30, 2002	U.S.$40,000,000
September 30, 2002	U.S.$40,000,000
December 31, 2002	U.S.$40,000,000
March 31, 2003	U.S.$40,000,000

        2.10.    Post-Closing Debt Pledges.    Section 9.23 of the Credit Agreement is hereby amended by adding the following new clause (h):

          "(h) Post-Closing Debt Pledges—The Company agrees that it will, concurrently with the incurrence of any Post-Closing Debt that is not subject to the Post-Closing Debt Pledge, furnish to the Administrative Agent a Chilean public deed (or an amendment to the Post-Closing Debt Pledge) among the holder of such Post-Closing Debt, the Company and the Administrative Agent, substantially in the form of the Post-Closing Debt Pledge, with respect to such Post-Closing Debt."

        2.11.    Post-Closing Contribution in 2002.    The language in Section 9.26 of the Credit Agreement is hereby deleted in its entirety and replaced with the phrase "Intentionally Omitted", and the following new Section 10(r) shall be added to Section 10 of the Credit Agreement:

          (r) The Company shall not have received net cash proceeds from the incurrence by it of Post-Closing Contributions (other than SOP Post-Closing Contributions, other than Conversion Contributions and other than the May 2002 Equity Contribution) in the following amounts:

            (a)  during the period commencing on January 1, 2002 and ending on May 29, 2002, at least U.S.$40,000,000; or

            (b)  during the period commencing on January 1, 2002 and ending on December 31, 2002, at least U.S.$50,000,000 (including, and not in addition to, the amount required by clause (a) of this Section 10(r));"

        2.12.    Force to Market.    A new Section 9.27 shall be inserted after Section 9.26 of the Credit Agreement to read as set forth on Schedule 9.27 hereto.

        2.13.    Events of Default.

          (a)  Section 10(d) of the Credit Agreement is hereby amended by adding the phrase "(other than Section 9.27(a)(vii) hereof)" immediately after the words "any of its other obligations under this Agreement or any other Basic Document."

          (b)  Section 10 of the Credit Agreement shall be amended by adding the word "or" at the end of clause (p) thereof and by adding the following new clause (q):

            "(q) Either of the following shall occur on or prior to July 31, 2002:

              (x)  the Company shall not have received proceeds from Conversion Contributions in an aggregate amount at least equal to U.S.$150,000,000, or

              (y)  the Company shall not have applied such proceeds to repay Closing Date Debt and/or Post-Closing Debt in an aggregate amount at least equal to U.S.$150,000,000; or"

          (c)  The failure of the Company to furnish to the Administrative Agent, by no later than June 15, 2002, evidence of (a) the due publication and registration of the Post-Closing Equity contributed pursuant to Section 3(h) hereof or (b) the remedy of any defect in the collateral security (including any defect by reason any assets not being covered by the Security Documents) disclosed in the perfection certificate delivered pursuant to Section 3(n) hereof (other than with respect to the Pledge Without Conveyance), shall constitute an immediate Event of Default under the Credit Agreement.

          (d)  The failure of the Company to furnish to the Administrative Agent, by no later than July 15, 2002, evidence of the remedy of any defect in the collateral security (including any defect by reason any assets not being covered by the Security Documents) disclosed in the perfection certificate delivered pursuant to Section 3(m) hereof, with respect to the Pledge Without Conveyance, shall constitute an immediate Event of Default under the Credit Agreement.

          (e)  The failure of the Company to furnish to the Administrative Agent, by no later than June 15, 2002, the Post-Closing Debt Pledge, duly executed and delivered by the parties thereto, together with opinions of Chilean counsel to the Administrative Agent and Chilean counsel to the Obligors, in form and substance satisfactory to the Administrative Agent, with respect thereto, shall constitute an immediate Event of Default under the Credit Agreement.

        Section 3.    Conditions Precedent.    This Amendment shall be effective, as of the date hereof (except that the amendments in Sections 2.04, 2.05, 2.07 and 2.08 (and all amendments of defined terms used in such Sections) shall be effective as of March 31, 2002), upon the satisfaction of the following conditions precedent:

          (a)  the execution and delivery of this Amendment by the Company, each other Obligor, each of the Lenders and the Administrative Agent;

          (b)  the Company shall have paid to the Administrative Agent (i) for account of each Lender, a fee in an amount equal to 75 basis points of the aggregate outstanding amount of such Lender's Loans on the effective date of this Amendment No. 7 (after giving effect to the prepayment contemplated by Section 3(h) hereof), and (ii) the reasonable expenses of the Administrative Agent (for which the Company shall have been presented with statements) in connection with this Amendment No. 7;

          (c)  the Administrative Agent, The Toronto-Dominion Bank and ULA shall have entered into the Cash Collateral Agreement;

          (d)  UGC Holdings, Inc. shall have executed and delivered to each of the Lenders a letter substantially in the form of Exhibit B; and UGC Holdings, Inc. and ULA shall have executed and delivered to each of the Lenders a letter substantially in the form of Exhibit C hereto;

          (e)  the Administrative Agent shall have received evidence satisfactory to it that the maturity of all Post-Closing Debt is a date no earlier than the date six months after the Principal Payment Date (as amended by this Amendment No. 7).

          (f)    the Administrative Agent shall have received evidence satisfactory to it that the Company shall have received proceeds of Post-Closing Contributions (other than SOP Post-Closing Contributions, other than Conversion Contributions and other than the May 2002 Equity Contribution) during 2002 in an amount at least equal to U.S.$40,000,000;

          (g)  the Administrative Agent shall have received evidence of the deposit into the SOP Escrow Account of the amounts contemplated by the definition of "Pre-funded VTR Stock Option Obligations" to be deposited with respect to the first and second fiscal quarters of 2002;

          (h)  the following: (i) the Administrative Agent shall have received evidence satisfactory to it that the Company shall have received proceeds of Post-Closing Equity during the period commencing on May 15, 2002 and ending on May 29, 2002 in an aggregate amount equal to U.S.$26,000,000 (the "May 2002 Equity Contribution"); and (ii) on or prior to May 29, 2002, the Company shall have used the proceeds of the May 2002 Equity Contribution to repay principal of Loans in an aggregate amount equal to U.S.$26,000,000;

          (i)    the Administrative Agent shall have received an opinion of Carey y Cia. Ltda., Chilean counsel to the Obligors, substantially in the form of Exhibit D-1 to the Credit Agreement, but with respect to this Amendment No. 7, an opinion of Holme Roberts & Owen LLP, substantially in the form of Exhibit D-4 to the Credit Agreement, but with respect to (x) ULA and the Cash Collateral Agreement and the letter delivered by it pursuant to Section 3(d) (in the form of Exhibit C hereto), and (y) UGC Holdings, Inc. and its obligations under the letter delivered by it pursuant to Section 3(d) (provided that the opinions referred to in the foregoing clause (i)(y) may be furnished by internal counsel to UGC Holdings, Inc.) and an opinion of Mayer, Brown, Rowe & Maw with respect to the enforceability of the Credit Agreement as amended by this Amendment No. 7;

          (j)    the Administrative Agent shall have received documents of the type described in Section 7.01(a)(ii)(B) of the Credit Agreement, but with respect to this Amendment and the transactions contemplated hereby, and documents of the type described in Section 7.01(a) with respect to ULA and the Cash Collateral Agreement;

          (k)  each Lender requesting the same shall have received a modification to the Note or Notes held by it reflecting the amendment to the definition of Principal Payment Date effected by this Amendment No. 7 and duly executed and delivered by the Company;

          (l)    the Administrative Agent shall have received evidence satisfactory to it that the Process Agent shall have agreed not to terminate its appointment as such without prior notice to the Administrative Agent; and

          (m)  the Administrative Agent shall have received from its Chilean counsel the results of a collateral audit (and a perfection certificate of the Company related thereto and a list of unencumbered assets (other than assets to be covered by the Pledge Without Conveyance) prepared by the Company related thereto) with respect to the collateral security for the obligations of the Company under the Credit Agreement and the Notes.

        Section 4.    Approval of Post-Closing Debt; Etc.

        (a)  Each of the Lenders hereby confirms that, for purposes of incurring Post-Closing Debt pursuant to Section 9.10 of the Credit Agreement (Capital Expenditures) or Section 10(r) of the Credit Agreement (Events of Default), and for purposes of the definition of "Pre-funded VTR Stock Option Obligations," the terms and conditions of such Post-Closing Debt will be satisfactory to the Lenders if they are substantially the same as the terms and conditions of the Post-Closing Debt incurred by the Company in 2001, but only so long as (a) the holder of such Post-Closing Debt is a party to the Post-Closing Debt Pledge, and (b) the incurrence of such Post-Closing Debt on such terms and conditions is not contrary to the recommendations of the Local Arranger.

        (b)  Upon the satisfaction of the conditions set forth in Section 3(h) hereof, the letter agreement dated April 29, 2002 (relating to the obligation to contribute U.S.$14,000,000) among the Administrative Agent, UGC Holdings, Inc. and the Company shall be terminated and of no further force or effect, and all obligations of UGC Holdings, Inc. and the Company thereunder shall be deemed to have been satisfied in full.

        (c)  The Administrative Agent and Citibank, N.A. agree that the Cash Collateral Agreement referred to in Amendment No. 6 has been terminated.

        (d)  The Administrative Agent and the Lenders hereby waive any prohibition in the Effective Subordination Documents on the making of the payments in respect of Closing Date Debt and/or Post-Closing Debt contemplated by Section 10(q) of the Credit Agreement. The Administrative Agent shall take such action as the Company may reasonably request to effect such waiver, including by giving appropriate instructions to US Bank National Association, as payment agent.

        Section 5.    Representations and Warranties.    Each of the Obligors represents and warrants to the Lenders that:

          (a)  the representations and warranties set forth in Section 8 of the Credit Agreement are true and complete in all material respects on the date hereof as if made on and as of the date hereof (unless such representation and warranty is expressly stated to be made as of an earlier date) and as if each reference in said Section 8 to "this Agreement" included reference to this Amendment;

          (b)  on the date hereof, and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

          (c)  the aggregate amount of scheduled payments of principal in respect of senior indebtedness (other than the Loans) that the Obligors are required to make during the period commencing on April 29, 2002 and ending on the Principal Payment Date does not exceed U.S.$4,000,000;

          (d)  the execution, delivery and performance by each Obligor of this Amendment and any other Basic Document to be executed by it in connection with this Amendment are within such Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not

            (1)  contravene such Obligor's organizational documents (estatutos sociales);

            (2)  contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Obligor; or

            (3)  result in, or require the creation or imposition of, any Lien on any of such Obligor's properties;

          (e)  other than the actions contemplated by Sections 3(c), 3(e), 3(f), 3(g), 3(h), 3(l) and 3(n) hereof (all of which actions shall have been taken prior to, or concurrently with, the effectiveness of this Amendment), and the actions contemplated by Sections 9.23(h), 9.27, 10(q) and 10(r), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Obligor of this Amendment or any other Basic Document to be executed by it in connection with this Amendment; and

          (f)    this Amendment constitutes and each other Basic Document executed by the Obligors in connection with this Amendment will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each Obligor enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights.

        Section 6.    Ratification of and References to the Credit Agreement.    This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

        Section 7.    Governing Law; Execution in Counterparts; Etc..    This Amendment shall be governed by, and construed in accordance with, the law of the State of New York, United States of America. Each of the Obligors hereby agrees that the provisions of Sections 12.13, 12.14 and 12.15 of the Credit Agreement, including (without limitation) the submission by the Obligors to the jurisdiction of the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York, shall apply to this Amendment. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same agreement. Each reference to the Credit Agreement in any Basic Document shall be deemed to be a reference to the Credit Agreement as amended hereby. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

COMPANY:
VTR GLOBALCOM S.A.
By	/s/ BLAS TOMIC E. Title: C.E.O
SUBSIDIARY GUARANTORS:
VTR NET S.A.
By	/s/ BLAS TOMIC E. Title: C.E.O
VTR BANDA ANCHA S.A.
By	/s/ BLAS TOMIC E. Title: C.E.O
VTR GALAXY CHILE S.A.
By	/s/ BLAS TOMIC E. Title: C.E.O
VTR GLOBALCARRIER S.A.
By	/s/ BLAS TOMIC E. Title: C.E.O
VTR INGENIERIA S.A.
By	/s/ BLAS TOMIC E. Title: C.E.O
LENDERS:
THE TORONTO-DOMINION BANK
By	/s/ JIMMIE BRIDWELL Title: Mgr. Credit Admin.
BANKBOSTON N.A.,(1) NASSAU BRANCH
By	/s/ PAULINA VALDES Title: Authorized Officer

(1)
BankBoston, N.A., a FleetBoston Financial company, is the corporate name under with Fleet National Bank operates in Latin America and the Bahamas.

JPMORGAN CHASE BANK
By	/s/ MANOCHERE ALAMGIR Title: Vice President
CITIBANK, N.A.
By	/s/ JULIE SISKIND Title: Vice President
CREDIT LYONNAIS, NEW YORK BRANCH
By	/s/
Title: Senior Vice President
EXPORT DEVELOPMENT CANADA
By	/s/ SEAN MITCHELL
Title: Manager, Special Risks
By	/s/ D. KOVAS
Title: Loan Asset Manager
ING BANK N.V., CURAÇÃO BRANCH
By	/s/
Title: Senior Vice President
By	/s/
Title: Senior Vice President
CANADIAN IMPERIAL BANK OF COMMERCE
By	/s/ DANIEL D. MCCREADY Title: Managing Director, CIBC World Markets Corp.
ADMINISTRATIVE AGENT:
TORONTO DOMINION (TEXAS), INC.
By	/s/ JIMMIE BRIDWELL Jimmie Bridwell Vice President

SCHEDULE 9.27

[Qualified Local Financing Provisions]

        9.27    Qualified Local Financing.    Each of the Company, the Administrative Agent and each of the Lenders agrees as follows:

          (a)    Engagement of Local Arranger; Consummation of Qualified Local Financing; Etc.    The Company shall do each of the following:

              (i)  The Company will engage a Local Arranger by no later than July 31, 2002.

            (ii)  The Company will enter into an engagement letter or similar agreement with the Local Arranger that expressly provides that the Local Arranger agrees to perform the functions described in clauses (a)(iii) and (a)(v) below, and that the Local Arranger will, as soon as practicable, recommend to the Company in writing (the "Recommended QLF"):

              (A)  whether the Qualified Local Financing should be a bank financing or a bond financing (or a combination thereof),

              (B)  what the structure and terms of such Qualified Local Financing should be,

              (C)  what modifications are necessary to this Agreement to consummate such Qualified Local Financing (including a modification to permit the incurrence by the Company of the Recommended QLF, the "Credit Agreement Modifications"), and

              (D)  what other steps (the "Related Recommendations") are necessary to consummate such Qualified Local Financing (such as receiving Conversion Contributions and obtaining a rating from one or more Chilean rating agencies).

    Promptly after the engagement of such Local Arranger, the Company will furnish to each of the Lenders copies of each such engagement letter or similar agreement entered into between the Company and such Local Arranger (provided that the compensation terms in such letter or agreement may be omitted).

            (iii)  The Company will authorize and direct the Local Arranger to discuss with the Administrative Agent (after notice to the Company and with, at the Company's option, the participation of the Company) at any time following receipt of a monthly report as provided in clause (v) below, and will direct the Local Arranger (and the Local Arranger shall agree in writing) to notify the Administrative Agent promptly upon the occurrence of any Open Market Date.

            (iv)  The Company will cooperate with the Local Arranger to the extent reasonably requested by the Local Arranger to enable the Local Arranger to carry out its duties, functions and responsibilities in connection with a Qualified Local Financing. Such cooperation will include: (A) assisting the Local Arranger in completing the work required to enable the Local Arranger to understand the financing alternatives available to the Company in the Chilean financial markets, (B) making members of its senior management available for meetings with investors relating to the marketing of a Qualified Local Financing, and (C) applying for, obtaining and maintaining in effect all regulatory approvals and other third party consents necessary or desirable to complete a Qualified Local Financing (if applicable).

            (v)  No later than the last day of each month (commencing with the last day of August 2002), the Company will furnish to each of the Lenders a written report of the Local Arranger setting forth (A) its activities during the preceding month, (B) whether or not it has notified (and if it has not, when it expects to notify) the Company of its Recommended QLF, and (C) whether (and if so, when) an Open Market Date has occurred.

            (vi)  The Company shall, with the cooperation and support of the Local Arranger, use commercially reasonable efforts to implement the Related Recommendations.

          (vii)  The Company shall:

              (A)  no later than 30 days after the Open Market Date, either (1) commence the Recommended QLF or (2) notify the Lenders that it intends to consummate an Alternative International Financing instead of the Recommended QLF (the "AIF Notice"), and

              (B)  either (1) consummate the Recommended QLF no later than the date 90 days (or, if the Local Arranger shall recommend a longer period of time, such longer period of time) after the date that the Recommended QLF is commenced or (2) consummate an Alternative International Financing no later than the date 90 days after the date of the AIF Notice.

          (b)    Increase in Applicable Margin.    If both of the following conditions are satisfied:

              (i)  the Company shall have defaulted in the performance of its obligations under Section 9.27(a)(vii) hereof (commence and consummate the Recommended QLF), and

            (ii)  no Market Change shall have occurred during the period commencing on the Open Market Date and ending on the date 120 days thereafter (or such later date in accordance with the terms of Section 9.27(a)(vii)(B)), then, during the period commencing on the first date that the Company shall have defaulted in the performance of its obligations under Section 9.27(a)(vii) hereof and ending on the earlier of the following:

            (x)  the consummation of a Qualified Local Financing or an Alternative International Financing, and

            (y)  the Company making a prepayment of the Loans pursuant to Section 2.08 hereof (optional prepayments) in an aggregate amount, funded solely from the proceeds of Post-Closing Equity, at least equal to U.S.$13,000,000 (less the amount of any prepayments made pursuant to Section 2.09(e) hereof or Section 2.09(f) hereof).

  the "Applicable Margin" shall be increased to a rate per annum equal to the "Applicable Margin" as provided in Section 1.01 hereof plus 4.00%; provided that, if the Company shall have defaulted in the performance of its obligations under Section 9.27(a)(vii)(A) hereof and a Market Change shall occur during the period commencing on the date of such default and ending on the date 120 days after the Open Market Date (or such later date in accordance with the terms of Section 9.27(a)(vii)(B) hereof), the "Applicable Margin" shall be reduced, effective as of the date of such Market Change, to the rate provided for in Section 1.01 hereof.

          (c)    Collateral Release.    All of the funds in the Collateral Account shall, at the request of ULA, be released to ULA upon the satisfaction of all of the following conditions precedent:

              (i)  the Company shall have consummated a Qualified Local Financing or an Alternative International Financing,

            (ii)  such Qualified Local Financing or such Alternative International Financing does not prohibit such release,

            (iii)  the Company shall have made a prepayment of the Loans pursuant to Section 2.08 hereof (optional prepayments) in an aggregate amount at least equal to U.S.$50,000,000, and

            (iv)  no Default shall be continuing.

          (d)    Certain Definitions.    As used in this Section 9.27, the following terms shall have the following respective meanings:

            "AIF Notice" shall have the meaning given to that term in Section 9.27(a)(vii)(A) hereof.

            "Alternative International Financing" shall mean a debt financing of the Company outside of the Chilean bank market and the Chilean bond market that:

              (a)  is either secured or unsecured,

              (b)  is in an aggregate principal amount at least equal to the amount of the Recommended QLF,

              (c)  has an interest rate less than or equal to the Interest Rate (or, in the event that the issue price of such financing is less than par, the imputed interest rate of such financing reflecting the original issue discount),

              (d)  has other terms and conditions that are no less favorable to the Lenders than the terms and conditions of the Recommended QLF, and

              (e)  has a tenor of four or more years.

            "Credit Agreement Modifications" shall have the meaning given to that term in Section 9.27(a)(ii)(C) hereof.

            "Interest Rate" shall mean (a) with respect to any Qualified Local Financing in Pesos or Unidades de Fomento, the swap equivalent of the three-month London inter-bank offered rate for Dollar financings at the time of commencement of such financing (as reasonably determined by the Administrative Agent) plus 650 basis points, and (b) with respect to any Alternative International Financing, the three-month London inter-bank offered rate at the time of commencement of such financing (as reasonably determined by the Administrative Agent) plus 650 basis points."

            "Lenders' Consent" shall mean an irrevocable written consent by the Lenders (or, if applicable, the Majority Lenders) to the Credit Agreement Modifications, reasonably satisfactory to the Local Arranger.

            "Local Arranger" shall mean a recognized and reputable financial institution, consented to by the Majority Lenders (such consent not to be unreasonably withheld), that will act as the Company's advisor in connection with a Qualified Local Financing. Each Lender agrees to respond to the Company's request for approval of a specific Local Arranger or Local Arrangers within seven Business Days after receipt of a request therefor."

            "Market Change" shall mean a change that has occurred in the relevant financing markets in Chile such that (a) the Recommended QLF cannot be consummated substantially on the terms and conditions expected at the time that the Local Arranger recommended the Recommended QLF, and (b) the Recommended QLF, if consummated, would not constitute a Qualified Local Financing.

            "Open Market Date" shall mean the first date on which both of the following conditions has been satisfied:

              (a)  the Local Arranger shall have notified the Company and the Administrative Agent that a Qualified Local Financing can (subject to reasonable qualifications) be consummated in the applicable markets in Chile, and

              (b)  the Administrative Agent shall have notified the Company that the Lenders' Consent has been obtained.

            "Qualified Local Financing" shall mean a debt financing of the Company in the Chilean bank market or the Chilean bond market (or a combination thereof) that:

              (a)  is either secured or unsecured,

              (b)  is in an aggregate principal amount at least equal to U.S.$50,000,000,

              (c)  has an interest rate (i) less than or equal to the Interest Rate (or, in the event that the issue price of such financing is less than par, the imputed interest rate of such financing reflecting the original issue discount), and (ii) such that the amount of interest payable on the first interest payment date of such Qualified Local Financing (if the principal amount thereof were denominated in Dollars and if such amount of interest were payable in Dollars, in each case calculated at such exchange rate as the Administrative Agent may reasonably select), would be an amount less than or equal to the amount of interest that would have accrued on such Qualified Local Financing during the period ending on such first interest payment date if the interest rate thereon was equal to the three-month London inter-bank offered rate plus 650 basis points,

              (d)  has other terms and conditions that are customary for similar financings in the Chilean bank markets or the Chilean bond markets (as the case may be), and

              (e)  has a tenor of four or more years.

            "Recommended QLF" shall have the meaning given to that term in Section 9.27(a)(ii) hereof.

            "Related Recommendations" shall have the meaning given to that term in Section 9.27(a)(ii)(D) hereof.

EXHIBIT A

[Form of Cash Collateral Agreement]

EXHIBIT B

[Form of UGC Holdings, Inc. Comfort Letter]

April [    ], 2002

To:	the Lenders Party to the Credit Agreement referred to below
Re: VTR GlobalCom S.A.

Ladies and Gentlemen:

        We refer to (a) the Credit Agreement dated as of April 29, 1999 (as amended from time to time, the "Credit Agreement") and (b) Amendment No. 7 thereto, dated as of April 29, 2002. Terms used herein that are not defined shall have the respective meanings given to those terms in the Credit Agreement.

        This is to confirm to you that it is our current intent that we will contribute, or cause to be contributed, equity or structurally subordinated junior capital (on terms consistent with the Post-Closing Debt) to:

  •
  ensure that the Company is at all times in compliance with the maximum Senior Debt to EBITDA Ratio under Section 9.13 of the Credit Agreement; and

  •
  provide liquidity to United Latin America, Inc. ("ULA") in support of ULA's obligation under Section 2.2 of the Cash Collateral Agreement.

        Although this letter sets forth our current intent, this letter is not, and is not intended to be, a legally binding commitment on our part.

UGC HOLDINGS, INC.
By
By: Title:

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EXHIBIT C

[Form of UGC Holdings, Inc. Commitment Letter]

April 29, 2002

To:	the Administrative Agent and the Lenders Party to the Credit Agreement referred to below
Re: VTR GlobalCom S.A.

Ladies and Gentlemen:

        UGC Holdings, Inc., a Delaware corporation ("UGC"), and United Latin America, Inc., a Colorado corporation ("ULA"), refer to (a) the Credit Agreement dated as of April 29, 1999 (as amended form time to time, the "Credit Agreement") and (b) Amendment No. 7 thereto, dated as of April 29, 2002 ("Amendment No. 7"). Terms used herein that are not defined shall have the respective meanings given to those terms in the Credit Agreement.

        Section 1.    Post-Closing Contributions in 2002.    UGC and ULA jointly and severally agree to make Post-Closing Contributions, or to cause Post-Closing Contributions to be made, to the Company to the extent necessary to allow the Company to avoid a Default under Section 10(r) of the Credit Agreement.

        Section 2.    July 31, 2002 Conversion Contributions.    UGC and ULA jointly and severally agree to make Conversion Contributions, or to cause Conversion Contributions to be made, to the Company to the extent necessary to allow the Company to avoid a Default under Section 10(q) of the Credit Agreement.

        Section 3.    Additional Conversion Contributions.    Each of UGC and ULA agrees to use its best efforts to make Conversion Contributions, or to cause Conversion Contributions to be made, to the Company (to the extent consistent with the Company's obligations under Section 9.27(a)(vi) of the Credit Agreement) to the extent necessary to permit the Company to comply with its obligations under Section 9.27(a)(vi) of the Credit Agreement.

        Section 4.    Governing Law.    This letter shall be governed by and construed in accordance with the law of the State of New York.

        Section 5.    Submission to Jurisdiction.    Each of UGC and ULA hereby agrees that the provisions of Sections 12.13, 12.14 and 12.15 of the Credit Agreement (including, without limitation, the submission to the jurisdiction of the Supreme Court of the State of New York, County of New York,

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and the United States District Court for the Southern District of New York, and the waiver of a right to trial by jury) shall apply to each of UGC and ULA for purposes of this letter.

Very truly yours,
UGC HOLDINGS, INC.
By
Frederick G. Westerman III Chief Financial Officer
UNITED LATIN AMERICA, INC.
By
Frederick G. Westerman III Vice President and Treasurer
ACCEPTED:
TORONTO DOMINION (TEXAS), INC., as Administrative Agent
By
Jimmie Bridwell Vice President

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  EXHIBIT 10.1